Exhibit 99.1


                                                  Citizens Communications
                                                  3 High Ridge Park
                                                  Stamford, CT 06905
                                                  203.614.5600
                                                  Web site: www.czn.net
--------------------------------------------------------------------------------

FOR IMMEDIATE RELEASE:

Contact:
Michael Bromley
203.614.5218
mbromley@czn.com

           Citizens Communications Reports 2006 First-Quarter Results

Stamford, Conn., May 3, 2006 -- Citizens Communications (NYSE:CZN) today reported first quarter 2006 revenues of $506.9 million; operating income of $157.3 million; and net income of $50.5 million. The results of Electric Lightwave are classified as discontinued operations and therefore are not reflected in revenue or operating income.

First quarter 2006 revenue increased 1.0 percent compared to the first quarter of 2005. The increase is due primarily to growth in data and internet services revenue and higher access service. Data and internet services revenue increased
30.4 percent compared to the first quarter of 2005.

Operating expenses included a pre-tax charge of $3.7 million for severance payments associated with an early retirement program offered to certain employees during the first quarter of 2006. The program resulted in the reduction of 62 employees. The company expects to realize annualized cost savings of approximately $3.9 million from this headcount reduction.

Depreciation expense for the first quarter of 2006 decreased $12.1 million as compared to the first quarter of 2005. The decrease is due to a declining asset base and changes in the remaining useful lives of certain assets as determined by an independent study. We expect that our depreciation expense will decline in 2006 to approximately $350.0 million or by 11 percent compared to 2005.

The company added 19,400 high-speed internet customers during the quarter and had 330,800 high-speed data subscribers at March 31, 2006. The number of the company's high-speed internet subscribers has increased by more than 88,000 or
36.3 percent from a year ago.

Operating income for the first quarter of 2006 was $157.3 million and operating income margin was 31.0 percent, compared to $144.5 million and 28.8 percent in the first quarter of 2005. Capital expenditures for the Frontier operations were $43.8 million for the first quarter of 2006.


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Free  cash  flow was  $159.5  million  during  the first  quarter  of 2006.  The company's dividend represents a payout of 51.8 percent of first quarter 2006 free cash flow.

During the first quarter, the company repurchased $37.9 million or 2,802,900 shares of its common stock and exchanged $47.5 million of debt due in 2008 for debt that matures in 2031.

The company received approximately $64.6 million in cash upon the liquidation of the Rural Telephone Bank during April 2006. In addition, the previously announced sale of Electric Lightwave, LLC (ELI) for $247.0 million (including $243.0 million in cash) is expected to close during the third quarter of 2006.

The company uses certain non-GAAP financial measures in evaluating its performance. These include free cash flow. A reconciliation of the differences between free cash flow and the most comparable financial measure calculated and presented in accordance with GAAP is included in the tables that follow. The non-GAAP financial measures are by definition not measures of financial performance under generally accepted accounting principles and are not alternatives to operating income or net income reflected in the statement of operations or to cash flow as reflected in the statement of cash flows and are not necessarily indicative of cash available to fund all cash flow needs. The non-GAAP financial measures used by the company may not be comparable to similarly titled measures of other companies.

The company believes that presentation of non-GAAP financial measures provides useful information to investors regarding the company's financial condition and results of operations because these measures, when used in conjunction with related GAAP financial measures, (i) together provide a more comprehensive view of the company's core operations and ability to generate cash flow, (ii) provide investors with the financial analytical framework upon which management bases financial, operational, compensation and planning decisions, and (iii) presents measurements that investors and rating agencies have indicated to management are useful to them in assessing the company and its results of operations. Management uses these non-GAAP financial measures to plan and measure the performance of its core operations and its divisions measure performance and report to management based upon these measures. In addition, the company believes that free cash flow, as the company defines it, can assist in comparing performance from period to period, without taking into account factors affecting cash flow reflected in the statement of cash flows, including changes in working capital and the timing of purchases and payments.

Management uses these non-GAAP financial measures to (i) assist in analyzing the company's underlying financial performance from period to period, (ii) evaluate the financial performance of its business units, (iii) analyze and evaluate strategic and operational decisions, (iv) establish criteria for compensation decisions, and (v) assist management in understanding the company's ability to generate cash flow and, as a result, to plan for future capital and operational decisions. Management uses these non-GAAP financial measures in conjunction with related GAAP financial measures. The company believes that the non-GAAP financial measures are meaningful and useful for the reasons outlined above.

While the company utilizes these non-GAAP financial measures in managing and analyzing its business and financial condition and believes they are useful to management and to investors for the reasons described above, these non-GAAP financial measures have certain shortcomings. In particular, free cash flow does


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not represent the residual cash flow available for  discretionary  expenditures, since items such as debt repayments and dividends are not deducted from such measure. Management compensates for the shortcomings of these measures by utilizing them in conjunction with their comparable GAAP financial measures. The information in this press release should be read in conjunction with the financial statements and footnotes contained in our documents to be filed with the U.S. Securities and Exchange Commission.



About Citizens Communications
More information about Citizens can be found at www.czn.net.

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of The Private Securities Litigation Reform Act of 1995. These statements are made on the basis of management's views and assumptions regarding future events and business performance. Words such as "believe," "anticipate," "expect," and similar expressions are intended to identify forward-looking statements. Forward-looking statements (including oral representations) involve risks and uncertainties that may cause actual results to differ materially from any future results, performance or achievements expressed or implied by such statements. These risks and uncertainties are based on a number of factors, including but not limited to: our ability to effectively manage our operations, costs and capital spending; our ability to successfully introduce new product offerings, including bundled service packages; our ability to sell enhanced services; our ability to comply with federal and state regulations; changes in the number of our revenue generating units; general and local economic and employment conditions; the effects of ongoing changes in the regulation of the communications industry; overall changes in the telecommunications market; and greater than anticipated competition from wireless or wireline carriers. In addition, we may be unable to implement some of our current business initiatives if we fail to recognize the benefits we expect to receive from certain transactions, including but not limited to, the anticipated sale of ELI and the liquidation of Rural Telephone Bank. These and other uncertainties related to our business are described in greater detail in our filings with the Securities and Exchange Commission, including our reports on Forms 10-K and 10-Q. We undertake no obligation to publicly update or revise any forward-looking statement or to make any other forward-looking statements, whether as a result of new information, future events or otherwise unless required to do so by securities laws.




                                       ###


TABLES TO FOLLOW


                         Citizens Communications Company
                         Consolidated Financial Data (1)
                                   (unaudited)

                                                                                    For the quarter ended
                                                                    -----------------------------------------------------
                                                                      March 31,          March 31,                %
(Amounts in thousands, except per-share amounts)                        2006               2005                 Change
                                                                    ---------------    ---------------   ----------------

Income Statement Data
      Revenue                                                            $ 506,861          $ 502,334             1%
      Cost of services (exclusive of depreciation and amortization)         40,218             39,722             1%
      Other operating expenses                                             184,624            181,772             2%
      Stock based compensation                                               2,677              2,265            18%
      Depreciation and amortization                                        122,004            134,094            -9%
      Operating income                                                     157,338            144,481             9%
      Investment and other income (loss), net                               (1,351)             3,968          -134%
      Interest expense (includes interest on convertible debt)              85,393             83,725             2%
      Income tax expense                                                    26,607             25,216             6%
Income from discontinued operations, net of tax                              6,496              3,126           108%
Net income attributable to common shareholders                              50,483             42,634            18%

Weighted average shares outstanding                                        327,132            338,450            -3%

Basic net income per share attributable to common shareholders (2)       $    0.15          $    0.13            15%

Other Financial Data
Capital expenditures                                                     $  43,765          $  49,414           -11%
Free cash flow (3)                                                         159,490            152,686             4%


(1) In February 2006, we entered into a definitive agreement to sell Electric Lightwave, LLC (ELI), our competitive local exchange carrier business. Additionally, our conferencing business was sold on March 15, 2005. Prior periods have been restated to present ELI and our conferencing business as discontinued operations and to reflect the consolidation of Mohave Cellular Limited Partnership in accordance with EITF No. 04-5.
(2)  Calculated based on weighted average shares outstanding.
(3) A reconciliation to the most comparable GAAP measure is presented at the end of these tables.


                         Citizens Communications Company
                        Financial and Operating Data (1)
                                   (unaudited)

                                                                                For the quarter ended
                                                                  ----------------------------------------------
                                                                    March 31,           March 31,         %
(Amounts in thousands, except operating data)                          2006               2005          Change
                                                                  ---------------     --------------   ---------

TELECOMMUNICATIONS
Select Income Statement Data
Revenue
     Access services                                                  $  160,968         $  156,824          3%
     Local services                                                      203,566            209,957         -3%
     Long distance services                                               39,158             43,750        -10%
     Data and internet services                                           50,358             38,609         30%
     Directory services                                                   28,797             27,963          3%
     Other                                                                24,014             25,231         -5%
Total revenue                                                            506,861            502,334          1%

Expenses
     Network access expense                                               40,218             39,722          1%
     Other operating expenses                                            184,624            181,772          2%
     Stock based compensation                                              2,677              2,265         18%
     Depreciation and amortization                                       122,004            134,094         -9%
Total expenses                                                           349,523            357,853         -2%

Operating Income
     Frontier                                                         $  157,338         $  144,481          9%

Other Financial and Operating Data
     Frontier capital expenditures                                    $   43,758         $   49,357        -11%
     Frontier access lines                                             2,192,265          2,298,510         -5%
     Frontier high-speed internet subscribers                            330,832            242,768         36%
     Frontier switched access minutes of use (in millions)                 2,654              2,882         -8%
     Frontier average monthly revenue per average access line         $    76.62         $    72.49          6%
     Frontier average monthly revenue per average RGU (2)             $    66.86         $    66.00          1%


(1)  See footnote (1) on the first page.
(2)  RGUs are access lines plus high-speed internet subscribers.


                         Citizens Communications Company
                  Condensed Consolidated Balance Sheet Data (1)

(Dollars in thousands)                                       (unaudited)
                                                            March 31, 2006     December 31, 2005
                                                          -------------------  -------------------

                                ASSETS
                                ------
Current assets:
      Cash and cash equivalents                                  $   284,437          $   268,917
      Accounts receivable and other current assets                   233,608              253,634
      Assets of discontinued operations                              159,868              162,716
                                                          -------------------  -------------------
         Total current assets                                        677,913              685,267

Property, plant and equipment, net                                 3,011,649            3,058,312

Other long-term assets                                             2,654,554            2,689,156
                                                          -------------------  -------------------
             Total assets                                        $ 6,344,116          $ 6,432,735
                                                          ===================  ===================

                        LIABILITIES AND EQUITY
                        ----------------------
Current liabilities:
      Long-term debt due within one year                         $   227,695          $   227,693
      Accounts payable and other current liabilities                 321,099              372,968
      Liabilities of discontinued operations                          43,065               46,266
                                                          -------------------  -------------------
         Total current liabilities                                   591,859              646,927

Deferred income taxes and other liabilities                          782,902              748,869
Long-term debt                                                     3,975,470            3,995,130
Shareholders' equity                                                 993,885            1,041,809
                                                          -------------------  -------------------
             Total liabilities and equity                        $ 6,344,116          $ 6,432,735
                                                          ===================  ===================


   (1) See footnote (1) on the first page.


                         Citizens Communications Company
                    Condensed Consolidated Cash Flow Data (1)
                                   (unaudited)
(Dollars in thousands)
                                                                    For the three months ended March 31,
                                                                   ---------------------------------------
                                                                         2006                2005
                                                                   -----------------  --------------------

Cash flows provided by (used in) operating activities:
Net income                                                                $  50,483             $  42,634
     Deduct: Gain on sale of discontinued operations                              -                (1,167)
             Income from discontinued operations                             (6,496)               (1,959)
Adjustments to reconcile income to net cash provided
   by operating activities:
     Depreciation and amortization expense                                  122,004               134,094
     Gain on expiration/settlement of customer advances                           -                   (80)
     Stock based compensation                                                 2,677                 2,265
     Other                                                                   (4,055)               20,809
                                                                   -----------------  --------------------
Net cash provided by continuing operating activities                        164,613               196,596

Cash flows from investing activities:
     Proceeds from sales of assets, net of selling expenses                       -                 1,112
     Proceeds from sale of discontinued operations                                -                43,565
     Capital expenditures                                                   (43,765)              (49,414)
     Other assets (purchased) distributions received, net                       324                (1,103)
                                                                   -----------------  --------------------
Net cash used by investing activities                                       (43,441)               (5,840)

Cash flows from financing activities:
     Debt issuance costs                                                          -                  (385)
     Long-term debt payments                                                   (240)                 (259)
     Issuance of common stock                                                 9,452                 5,552
     Dividends paid                                                         (82,633)              (85,081)
     Shares repurchased                                                     (37,916)                    -
     Other                                                                     (473)               (1,237)
                                                                   -----------------  --------------------
Net cash used by financing activities                                      (111,810)              (81,410)

Cash flows of discontinued operations:
     Operating activities                                                     8,580                 8,458
     Investing activities                                                    (2,422)               (2,776)
     Financing activities                                                         -                   (48)
                                                                   -----------------  --------------------
                                                                              6,158                 5,634

Increase in cash and cash equivalents                                        15,520               114,980
Cash and cash equivalents at January 1,                                     268,917               171,797
                                                                   -----------------  --------------------

Cash and cash equivalents at March 31,                                    $ 284,437             $ 286,777
                                                                   =================  ====================

Cash paid during the period for:
     Interest                                                             $  95,079             $  71,336
     Income taxes (refunds)                                               $    (133)            $  (1,859)

(1)  See footnote (1) on the first page.



                                                                                    Schedule A

    Reconciliation of Non-GAAP Financial Measures (1)
    (unaudited)
                                                          For the quarter ended March 31,
                                                      -----------------------------------------
    (Dollars in thousands)                                   2006                  2005
                                                      -------------------    ------------------

    Net Income to Free Cash Flow;
    -----------------------------
       Net Cash Provided by Operating Activities
       -----------------------------------------

    Net income                                                $   50,483              $ 42,634

     Add back:
       Depreciation and amortization                             122,004               134,094

       Income tax expense                                         26,607                25,216

       Stock based compensation                                    2,677                 2,265

    Subtract:
       Cash refunded for income taxes                               (133)               (1,859)

       Investment and other income (loss), net                    (1,351)                3,968

       Capital expenditures                                       43,765                49,414

                                                      -------------------    ------------------
    Free cash flow                                               159,490               152,686

     Add back:
       Deferred income taxes                                      24,163                25,109

       Noncash (gains)/losses, net                                 7,039                 2,564

       Investment and other income (loss), net                    (1,351)                3,968

       Cash refunded for income taxes                               (133)               (1,859)

       Capital expenditures                                       43,765                49,414

    Subtract:
       Changes in current assets and liabilities                  32,580                 4,679

       Income tax expense                                         26,607                25,216

       Stock based compensation                                    2,677                 2,265

       Gain on sale of discontinued operations                         -                 1,167

       Income from discontinued operations                         6,496                 1,959

                                                      -------------------    ------------------
     Net cash provided by operating activities                $   164,613             $ 196,596
                                                      ===================    ==================



(1) See footnote (1) on the first page.